UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 18, 2020

LEXARIA BIOSCIENCE CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52138	20-2000871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 – 740 McCurdy Road, Kelowna, BC Canada	V1X 2P7
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (250) 765-6424

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On November 18, 2020, Lexaria Bioscience Corp. (“Lexaria”) via its subsidiary Lexaria CanPharm ULC (“CanPharm”), entered into an asset purchase agreement (the “APA”) for the sale of CanPharm’s rights as licensee and licensor to the use and sublicense of Lexaria’s DehydraTECH Technology (the “Asset Sale”) in association with products containing 0.3% or greater tetrahydrocannabinol (“THC”) with Hill Street Beverage Company Inc. (“Hill Street”).

Pursuant to the APA, the Asset Sale has an anticipated closing date of November 30, 2020 and will result in CanPharm receiving cash consideration of $350,000, share equity valued at $1,500,000 and a promissory note having a principal amount of $2,000,000 and bearing interest at a rate of 10% per annum. In addition, CanPharm will receive a limited license from Hill Street to use DehydraTECH with limited THC products outside of Canada and the US. CanPharm will maintain its Health Canada cannabis license and the licensed facility for continuing its conduction of research in connection with cannabis. In addition, CanPharm will maintain its shareholdings in third party companies.

Item 7.01 Regulation FD Disclosure

On November 18, 2020, Lexaria ,via its subsidiary Lexaria Hemp Corp. (“Hemp”) and Hill Street mutually agreed to terminate the technology license agreement and joint venture agreement originally executed on July 23, 2019 and all of the obligations and liabilities each party had in association with such agreements. In the place of these agreements, Hemp and Hill Street entered into a new multi-product license agreement providing Hill Street with a global non-exclusive license to produce cannabidiol infused products containing 0.29% or less THC and utilizing the DehydraTECH technology for a ten year period for certain usage fees.

Item 9.01 Financial Statements and Exhibits

99.1	Press Release dated November 19, 2020

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEXARIA BIOSCIENCE CORP.

/s/ Chris Bunka
Chris Bunka
CEO, Principal Executive Officer

Date: November 19, 2020

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